Exhibit 16.1

July 7, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 30, 2011, to be filed by our former client China TransInfo Technology Corp. on July 7, 2011. We agree with the statements made in response to that Item insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements of China TransInfo Technology Corp. contained therein.

Very truly yours,

/s/ BDO China Li Xin Da Hua CPA Co., Ltd.
BDO China Li Xin Da Hua CPA Co., Ltd.